March 2008
Filed pursuant to Rule 433 dated February 29, 2008 relating to
Preliminary Pricing Supplement No. 547 dated February 29, 2008 to Registration Statement No. 333-131266
STRUCTURED INVESTMENTS
Opportunities in Equities and Commodities

Capital Protected Notes due September 30, 2013
Based on the Value of a Basket of Three Equity Indices and a Commodity Index

Capital Protected Notes provide investors with exposure to a wide variety of assets and asset classes, including equities, commodities and currencies with limited or no downside risk to the initial investment. They are for investors who are concerned about principal risk and who are willing to forgo some upside or yield in exchange for principal protection.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000
Stated principal amount:	$1,000
Pricing date:	March 20, 2008
Original issue date:	March 28, 2008 (5 business days after the pricing date)
Maturity date:	September 30, 2013
Interest:	None
Basket:	Basket Indices	Weighting	Initial Value
	S&P 500® Index (the “S&P 500 index”)	30%
	Dow Jones-AIG Commodity IndexSM (the “commodity index”)	30%
	MSCI EAFE Index (the “MSCI EAFE index”)	30%
	The Russell 2000® Index (the “Russell 2000 index”)	10%
Payment at maturity:	The payment at maturity per $1,000 stated principal amount of notes will equal: $1,000 + supplemental redemption amount, if any In no event will the payment at maturity be less than $1,000.
Supplemental redemption amount:	(i) $1,000 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0
Participation rate:	100%
Basket performance:	Sum of the performance values for each of the basket indices
Performance value:	For each basket index: [(final value - initial value) / initial value] x weighting
Initial value:	S&P 500 index, MSCI EAFE index and Russell 2000 index: the official closing value on the pricing date Commodity index: the official settlement price of the commodity index on the pricing date
Final value:	Each basket index (other than the commodity index): official closing value on the determination date Commodity index: official settlement price on the determination date
Determination date:	September 23, 2013
CUSIP:	6174464D8
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Commissions and issue price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Note	$1,000	$35	$965
Total	$	$	$
(1)  For additional information, see “Plan of Distribution” in the prospectus supplement for the notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.
Preliminary Pricing Supplement No. 547 dated February 29, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Capital Protected Notes due September 30, 2013
Based on the Value of a Basket of Three Equity Indices and a Commodity Index

Investment Overview

Capital Protected Notes

The 100% Capital Protected Notes (the “notes”) provide a way to gain principal-protected exposure to a weighted global basket of three equity indices and a commodity index.  At maturity, if the basket has depreciated the investment will redeem for the stated principal amount, without any yield on your investment.  Alternatively, if the basket has appreciated at maturity, your investment will return 100% of the appreciation in addition to the stated principal amount.

Maturity:	5.5 years
Participation rate:	100%
Principal protection:	100%
Interest:	None

Basket Overview

Basket Indices	Weighting	Bloomberg Ticker
S&P 500 index	30%	SPX
Commodity index	30%	DJAIG
MSCI EAFE index	30%	MXEA
Russell 2000 index	10%	RTY

Historical Basket Performance January 1, 2003 to February 26, 2008

The graph is calculated to show the performance of the basket since January 1, 2003 and illustrates the effect of the offset and/or correlation among the basket indices during such period.  The graph does not take into account the possible leverage on the notes, nor does it attempt to show your expected return on an investment in the notes.  The historical values of the basket should not be taken as an indication of its future performance.

March 2008	Page 2

Capital Protected Notes due September 30, 2013
Based on the Value of a Basket of Three Equity Indices and a Commodity Index

Key Investment Rationale

The notes return 100% of the positive performance of the basket while protecting 100% of your principal in exchange for forgoing current yield or interest.

Best Case Scenario
The basket increases in value and, at maturity, the notes redeem for the sum of (i) the stated principal amount of $1,000 and (ii) 100% of the basket performance, which is not subject to a maximum payment amount.

Worst Case Scenario	The basket declines in value and, at maturity, the notes redeem for the stated principal amount of $1,000.

Summary of Selected Key Risks (see page 9)

¡	The notes may not pay more than the stated principal amount at maturity and do not pay interest.

¡	The return on the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security.

¡	Prior to maturity the notes may, depending on market conditions (primarily movements in the basket indices and interest rates), trade below the original issue price.

¡	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

¡	Changes in the value of one or more of the basket indices may offset each other.

¡	Adjustments to the basket indices could adversely affect the value of the notes.

¡	Several factors have had and may in the future have an effect on the value of the commodity index.

¡	Higher future prices of the commodities included within the commodity index relative to their current prices may decrease the amount payable at maturity.

¡	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the notes.

¡	You have no shareholder rights.

¡	There are risks associated with investments in securities indexed to the value of foreign equity securities.

¡	Investing in the notes is not equivalent to investing in the basket indices.

¡	The notes will not be listed and there may be little or no secondary market for the notes. You should be willing to hold your notes to maturity.

¡	Economic interests of the calculation agent may be potentially adverse to investors.

¡	There are risks associated with investments in securities indexed to the value of foreign equity securities.

¡	The notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes.

¡	Credit risk to Morgan Stanley.

March 2008	Page 3

Capital Protected Notes due September 30, 2013
Based on the Value of a Basket of Three Equity Indices and a Commodity Index

Fact Sheet

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and will have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and the prospectus.  At maturity, we will pay per note the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based on the increase, if any, in the value of the basket. The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing Date	Original Issue Date (Settlement Date)	Maturity Date
March 20, 2008	March 28, 2008 (5 business days after the pricing date)	September 30, 2013

Key Terms
Issuer:	Morgan Stanley
Issue price:	$1,000
Stated principal amount:	$1,000
Interest:	None
Basket:	Basket Indices	Weighting	Initial Value
	S&P 500 index	30%
	Commodity index	30%
	MSCI EAFE index	30%
	Russell 2000 index	10%
Payment at maturity:	The payment at maturity per $1,000 stated principal amount of notes will equal: $1,000 + supplemental redemption amount, if any In no event will the payment at maturity be less than $1,000.
Supplemental redemption amount:	(i) $1,000 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0
Participation rate:	100%
Basket performance:	Sum of the performance values for each of the basket indices
Performance value:	With respect to each basket index: [(final value - initial value) / initial value] x weighting
Initial value:	S&P 500 index, MSCI EAFE index and Russell 2000 index: the official closing value on the pricing date Commodity index: the official settlement price of the commodity index on the pricing date
Final value:	Each basket index (other than the commodity index): official closing value on the determination date Commodity index: official settlement price on the determination date
Determination date:	September 23, 2013
Risk factors:	Please see “Risk Factors” on page 9

March 2008	Page 4

Capital Protected Notes due September 30, 2013
Based on the Value of a Basket of Three Equity Indices and a Commodity Index

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	6174464D8
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices.”  Under this treatment, if you are a U.S. taxable investor, you will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes will be treated as ordinary income.  If the notes were priced on February 27, 2008, the “comparable yield” would be a rate of 4.7022% per annum, compounded semi-annually; however, the final comparable yield will be determined on the pricing date and may be different from the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for the notes (assuming an issue price of $1,000) consists of a projected amount equal to $1,291.7795 due at maturity.  The actual comparable yield and the projected payment schedule of the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the notes) that will be deemed to have accrued with respect to the notes for each accrual period (assuming a day-count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

	PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2008	$12.0167	$12.0167
July 1, 2008 through December 31, 2008	$23.7935	$35.8102
January 1, 2009 through June 30, 2009	$24.3529	$60.1631
July 1, 2009 through December 31, 2009	$24.9255	$85.0886
January 1, 2010 through June 30, 2010	$25.5115	$110.6001
July 1, 2010 through December 31, 2010	$26.1113	$136.7114
January 1, 2011 through June 30, 2011	$26.7252	$163.4366
July 1, 2011 through December 31, 2011	$27.3536	$190.7902
January 1, 2012 through June 30, 2012	$27.9967	$218.7869
July 1, 2012 through December 31, 2012	$28.6549	$247.4418
January 1, 2013 through June 30, 2013	$29.3286	$276.7704
July 1, 2013 through the Maturity Date	$15.0091	$291.7795

The actual comparable yield and the projected payment schedule of the notes will be updated in the final pricing supplement.  You should read the discussion under “Description of Notes — United States Federal Income Taxation” in the accompanying pricing supplement concerning the U.S. federal income tax consequences of investing in the notes.

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of original issue discount and adjustments in respect of the notes, and we make no representation regarding the actual amount of the payment that will be made on the notes.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your own tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

March 2008	Page 5

Capital Protected Notes due September 30, 2013
Based on the Value of a Basket of Three Equity Indices and a Commodity Index

Trustee:	The Bank of New York (as successor Trustee to JPMorgan Chase Bank, N.A.)
Minimum ticketing size:	10 notes
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

March 2008	Page 6

Capital Protected Notes due September 30, 2013
Based on the Value of a Basket of Three Equity Indices and a Commodity Index

Hypothetical Payout on the Notes

At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive the stated principal amount of $1,000 plus a supplemental redemption amount, if any, calculated on the determination date as follows:

(i) $1,000 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than zero.

Below is one full example of how to calculate the basket performance based on the hypothetical data in the table below.  Following are two more examples of the calculation of the payment at maturity.

Example 1

Basket Index	Weighting	Hypothetical Initial Value	Hypothetical Final Value	Hypothetical Percentage Change	Hypothetical Performance Value
S&P 500 index	30%	1,350	1,485	10%	3%
Commodity index	30%	200	220	10%	3%
MSCI EAFE index	30%	2,000	2,200	10%	3%
Russell 2000 index	10%	700	770	10%	1%
Hypothetical basket performance =					10%

Basket performance =  sum of performance values of each basket index

Performance value = [(final value - initial value) / initial value] x weighting

[(final S&P 500 index value – initial S&P 500 index value) / initial S&P 500 index value]  x  30%; plus

[(final commodity index value – initial commodity index value) / initial commodity index value]  x  30%; plus

[(final MSCI EAFE index value – initial MSCI EAFE index value) / initial MSCI EAFE index value]  x  30%; plus

[(final Russell 2000 index value – initial Russell 2000 index value) / initial Russell 2000 index value]  x  10%

So, using the hypothetical prices above:

S&P 500 index=  [(1,485 – 1,350) / 1,350] x 30%  =  3%, plus

Commodity index =  [(220 – 200) / 200] x 30%  =  3%, plus

MSCI EAFE index =  [(2,200 – 2,000) / 2,000] x 30%  =  3%, plus

Russell 2000 index = [(770 – 700) / 700] x 10%  =  1%

Hypothetical basket performance   =   10%

March 2008	Page 7

Capital Protected Notes due September 30, 2013
Based on the Value of a Basket of Three Equity Indices and a Commodity Index

Example 2:  Basket performance is positive.

Participation rate:         100%

Basket Index	Hypothetical Percentage Change	Hypothetical Performance Value
S&P 500 index	10%	3%
Commodity index	10%	3%
MSCI EAFE index	10%	3%
Russell 2000 index	30%	3%
Hypothetical basket performance =		12%

Supplemental redemption amount   = $1,000 x basket performance x participation rate
   = $1,000   x   12%   x   100%   =   $120

The final payment at maturity per note will be $1,120, or the stated principal amount of $1,000 plus the supplemental redemption amount of $120.

Example 3:  Basket performance is zero or negative.

Participation rate:               100%

Basket Index	Hypothetical Percentage Change	Hypothetical Performance Value
S&P 500 index	– 10%	– 3%
Commodity index	– 10%	– 3%
MSCI EAFE index	10%	3%
Russell 2000 index	10%	1%
Hypothetical basket performance =		– 2%

Supplemental redemption amount = $1,000 x basket performance x participation rate
 = $1,000   x   – 2% (less than zero)  x   100%   =   $0

As the basket performance is less than 0%, the supplemental redemption amount will be zero and the total payment at maturity per note will equal only the $1,000 stated principal amount.

In the above example, two of the basket indices — the MSCI EAFE index and the Russell 2000 index (with a combined weighting of 40% of the basket) — are each 10% higher, but the two other basket indices —  the S&P 500 index and the commodity index (with a combined weighting of 60% of the basket) — are each 10% lower.  Accordingly, although two of the basket indices are higher, the decrease of the other two basket indices offsets such increase and the basket performance is less than zero.  Therefore, the supplemental redemption amount will be zero and the total payment at maturity per note will equal only the $1,000 stated principal amount.

March 2008	Page 8

Capital Protected Notes due September 30, 2013
Based on the Value of a Basket of Three Equity Indices and a Commodity Index

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

Structure Specific Risk Factors

¡
The notes may not pay more than the stated principal amount at maturity.  If the basket performance is less than or equal to 0%, you will receive only the stated principal amount of $1,000 for each note you hold at maturity.

¡
The notes do not pay interest.  Because the supplemental redemption amount due at maturity may equal zero or the basket may not increase in value by more than the yield which would be paid on an ordinary debt security, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security.

¡
Market price of the notes will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:  the value of each of the basket indices at any time and, in particular, on the determination date, the volatility of the basket indices, interest and yield rates in the market, geopolitical conditions and economic, financial, political and regulatory or judicial events, the time remaining to the maturity of the notes, the dividend rate on the stocks underlying the basket indices and our creditworthiness.

¡
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes.

¡
Changes in the value of one or more of the basket indices may offset each other.  Price movements in the basket indices may not correlate with each other.  At a time when the value of one or more of the basket indices increases, the value of one or more of the other basket indices may not increase as much or may even decline in value.  Therefore, in calculating the basket performance, increases in the value of one or more of the basket indices may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket indices.

¡
Adjustments to the basket indices could adversely affect the value of the notes.  The publisher of any basket index can add, delete or substitute the stocks underlying the basket index, and can make other methodological changes that could change the value of the basket index.  The publisher of any basket index may discontinue or suspend calculation or publication of the basket index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  Any of these actions could adversely affect the value of the notes.

¡
Several factors have had and may in the future have an effect on the value of the commodity index.  Investments, such as the notes, linked to the prices of commodities, are considered speculative, and prices of commodities and related contracts may fluctuate significantly over short periods for a variety of factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the final basket value and the value of your notes in varying ways, and different factors may

March 2008	Page 9

Capital Protected Notes due September 30, 2013
Based on the Value of a Basket of Three Equity Indices and a Commodity Index

cause the value of different commodities underlying the commodity index, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

¡
Higher future prices of the commodities included within the commodity index relative to their current prices may decrease the amount payable at maturity.  The commodity index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that comprise the commodity index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in August may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  While many of the contracts included in the commodity index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times.  Moreover, certain of the commodities included in the commodity index have historically traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the commodity index and, accordingly, could decrease the payment you receive at maturity.

¡
Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the notes.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the final value of the basket and, therefore, the value of the notes.

¡
You have no shareholder rights.  As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie any of the equity basket indices.

¡
There are risks associated with investments in securities indexed to the value of foreign equity securities.  Investments in securities indexed to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

¡
Investing in the notes is not equivalent to investing in the basket indices.  Investing in the notes is not equivalent to investing in the basket indices or their component stocks or commodities.  See “Hypothetical Payouts on the Capital Protected Notes” above.

Other Risk Factors

¡
Secondary trading may be limited.  The notes will not be listed on any securities exchange.  There may be little or no secondary market for the notes.  There may be little or no secondary market for the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily.  MS & Co. currently intends to act as a market maker for the notes but is not required to do so.  Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to

March 2008	Page 10

Capital Protected Notes due September 30, 2013
Based on the Value of a Basket of Three Equity Indices and a Commodity Index

transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be little or no secondary market for the notes.

¡
Potential adverse economic interest of the calculation agent.  The economic interests of MS & Co., as the calculation agent and of MS & Co. and other affiliates of ours that will carry out hedging activities related to the notes or that trade in the component stocks of the basket indices or other instruments related to the basket indices are potentially adverse to your interests as an investor in the notes.  The hedging or trading activities of our affiliates on or prior to the basket setting date and on the determination date could adversely affect the basket value and, as a result, could decrease the amount you may receive on the notes at maturity.  Any of these hedging or trading activities on or prior to the basket setting date could potentially affect the initial index value and, as a result, could increase the value at which the basket indices must close on the determination date before you receive a payment at maturity that exceeds the stated principal amount on the notes.  Additionally, such hedging or trading activities during the term of the notes could potentially affect the value of the basket indices on the determination date and, accordingly, the amount of cash you will receive at maturity.

¡
Issuer’s credit ratings may affect the market value of the notes.  Investors are subject to the credit risk of the issuer.  Any decline in the issuer’s credit ratings may affect the market value of the notes.

March 2008	Page 11

Capital Protected Notes due September 30, 2013
Based on the Value of a Basket of Three Equity Indices and a Commodity Index

Information about the Basket Indices

The S&P 500® Index.  The S&P 500 index, which is calculated, maintained and published by Standard & Poor’s® Corporation, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  For additional information about the S&P 500 index, see “Description of Notes—The Basket Indices—The S&P 500® Index” in the accompanying preliminary pricing supplement.

The DJ-AIG Commodity IndexSM.  The commodity index is calculated, maintained and published by Dow Jones & Company (“Dow Jones”), in conjunction with AIG Financial Products (“AIG-FP”).  The commodity index currently is composed of the prices of nineteen exchange-traded futures contracts on physical commodities.  An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price.  The commodities included in the commodity index for 2008 are: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc.  For additional information about the commodity index, see “Description of Notes—The Basket Indices—The Dow Jones-AIG Commodity IndexSM” in the accompanying preliminary pricing supplement.

The MSCI EAFE Index®.  The MSCI EAFE Index® is a stock index calculated, published and disseminated daily by MSCI Inc., a majority-owned subsidiary of Morgan Stanley, and is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and those in Europe and Asia, which include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.  For additional information about the MSCI EAFE index®, see “Description of Notes—The Basket Indices—The MSCI EAFE Index®” in the accompanying preliminary pricing supplement.

The Russell 2000® Index.  The Russell 2000® Index, which is calculated, maintained and published by the Frank Russell Company, is a capitalization weighted index designed to track the performance of the small capitalization segment of the U.S. equity market.  The RTY Index measures the composite price performance of the smallest 2,000 companies (incorporated in the U.S. and its territories) included in the Russell 3000® Index, which represent approximately 10% of the total market capitalization of the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the investable U.S. equity market.  For additional information about the Russell 2000 index, see “Description of Notes—The Basket Indices— The Russell 2000® Index” in the accompanying preliminary pricing supplement.

License Agreement between Standard & Poor’s® Corporation and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. See “Description of Notes—License Agreement Between S&P and Morgan Stanley” in the accompanying preliminary pricing supplement.

License Agreement among Dow Jones, AIG-FP and Morgan Stanley.  Dow Jones, AIG-FP and Morgan Stanley, have entered into a non-exclusive license agreement providing for the license to Morgan Stanley of the right to use the Commodity Index, which is published by Dow Jones, in connection with the notes.  The notes are not sponsored, endorsed, sold or promoted by Dow Jones, American International Group, Inc., AIG-FP or any of their subsidiaries or affiliates.  See “Description of Notes—License Agreement among Dow Jones, AIG-FP and Morgan Stanley” in the accompanying preliminary pricing supplement.

License Agreement between MSCI Inc. and Morgan Stanley.  “MSCI EAFE Index®” is a trademark of MSCI Inc. and has been licensed for use by Morgan Stanley.  See “Description of Notes—License Agreement Between MSCI Inc. and Morgan Stanley” in the accompanying preliminary pricing supplement.

License Agreement between Frank Russell Company and Morgan Stanley. The “Russell 2000® Index” is a trademark of Frank Russell Company and has been licensed for use by Morgan Stanley. See “Description of Notes—License Agreement between Frank Russell Company and Morgan Stanley” in the accompanying preliminary pricing supplement.

March 2008	Page 12

Capital Protected Notes due September 30, 2013
Based on the Value of a Basket of Three Equity Indices and a Commodity Index

Historical Information

The following graphs set forth the historical price performance of each respective basket index for the period January 1, 2003 to February 26, 2008.  The closing value for the S&P 500 index, the commodity index, the MSCI EAFE index and the Russell 2000 index on February 26, 2008 were 1,381.29, 211.745, 2,086.12 and 717.32, respectively.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The historical prices and historical performance of the basket indices should not be taken as an indication of future performance.  We cannot give you any assurance that the basket performance at maturity will be greater than zero so that you will receive a payment in excess of the stated principal amount of the notes.

S&P 500® Index	High	Low	Period End
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,011.66	858.48	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter (through February 26, 2008)	1,447.16	1,310.50	1,381.29

S&P 500 Index January 1, 2003 to February 26, 2008

March 2008	Page 13

Capital Protected Notes due September 30, 2013
Based on the Value of a Basket of Three Equity Indices and a Commodity Index

Dow Jones – AIG Commodity Index	High	Low	Period End
2003
First Quarter	125.049	111.198	113.171
Second Quarter	120.826	110.966	115.788
Third Quarter	121.322	114.021	120.898
Fourth Quarter	137.320	121.139	135.269
2004
First Quarter	151.691	136.818	150.837
Second Quarter	154.994	143.289	144.034
Third Quarter	153.175	140.991	153.175
Fourth Quarter	159.294	141.271	145.604
2005
First Quarter	165.246	142.180	162.094
Second Quarter	162.389	146.078	152.885
Third Quarter	179.069	154.107	178.249
Fourth Quarter	180.240	163.358	171.149
2006
First Quarter	174.224	158.780	165.194
Second Quarter	187.628	164.723	173.235
Third Quarter	179.962	156.587	159.957
Fourth Quarter	175.214	156.075	166.509
2007
First Quarter	173.503	155.880	171.963
Second Quarter	176.484	168.522	169.671
Third Quarter	179.715	161.062	178.250
Fourth Quarter	185.568	172.123	184.964
2008
First Quarter (through February 26, 2008)	211.745	181.157	211.745

DJAIG Commodity Index January 1, 2003 through February 26, 2008

March 2008	Page 14

Capital Protected Notes due September 30, 2013
Based on the Value of a Basket of Three Equity Indices and a Commodity Index

MSCI EAFE Index	High	Low	Period End
2003
First Quarter	984.21	823.51	868.55
Second Quarter	1,074.97	876.58	1,025.74
Third Quarter	1,138.13	1,024.11	1,103.39
Fourth Quarter	1,288.77	1,124.33	1,288.77
2004
First Quarter	1,365.62	1,286.25	1,337.07
Second Quarter	1,360.32	1,226.65	1,327.97
Third Quarter	1,328.19	1,258.55	1,318.03
Fourth Quarter	1,515.48	1,329.37	1,515.48
2005
First Quarter	1,568.18	1,462.16	1,503.85
Second Quarter	1,518.07	1,439.66	1,473.72
Third Quarter	1,618.84	1,450.18	1,618.84
Fourth Quarter	1,696.07	1,533.92	1,680.13
2006
First Quarter	1,841.74	1,684.06	1,827.65
Second Quarter	1,980.26	1,681.70	1,822.88
Third Quarter	1,914.88	1,708.45	1,885.26
Fourth Quarter	2,074.48	1,890.59	2,074.48
2007
First Quarter	2,182.60	2,030.00	2,147.51
Second Quarter	2,285.36	2,152.13	2,262.24
Third Quarter	2,335.70	2,039.86	2,300.38
Fourth Quarter	2,388.74	2,179.99	2,253.36
2008
First Quarter (through February 26, 2008)	2,253.36	1,913.53	2,086.12

MSCI EAFE Index January 1, 2003 through February 26, 2008

March 2008	Page 15

Capital Protected Notes due September 30, 2013
Based on the Value of a Basket of Three Equity Indices and a Commodity Index

Russell 2000 Index	High	Low	Period End
2003
First Quarter	398.45	345.94	364.54
Second Quarter	458.01	368.69	448.37
Third Quarter	520.20	449.17	487.68
Fourth Quarter	565.47	500.32	556.91
2004
First Quarter	601.50	557.63	590.31
Second Quarter	606.39	535.34	591.52
Third Quarter	582.72	517.10	572.94
Fourth Quarter	654.57	564.88	651.57
2005
First Quarter	644.95	604.53	615.07
Second Quarter	644.19	575.02	639.66
Third Quarter	688.51	643.04	667.80
Fourth Quarter	690.57	621.57	673.22
2006
First Quarter	765.14	684.05	765.14
Second Quarter	781.83	672.72	724.67
Third Quarter	734.48	671.94	725.59
Fourth Quarter	797.73	718.35	787.66
2007
First Quarter	829.44	760.06	800.71
Second Quarter	855.09	803.22	833.70
Third Quarter	855.77	751.54	805.45
Fourth Quarter	845.72	735.07	766.03
2008
First Quarter (through February 26, 2008)	753.55	671.57	717.32

Russell 2000 Index January 1, 2003 through February 26, 2008

March 2008	Page 16